Exhibit 10.3

SEAGATE TECHNOLOGY PUBLIC LIMITED COMPANY
2001 SHARE OPTION PLAN
NOTICE OF STOCK OPTION GRANT
(SUBJECT TO COMPENSATION RECOVERY POLICY)

Seagate Technology plc, a public limited company incorporated under the laws of the Republic of Ireland with limited liability (the “Company”), pursuant to its 2001 Share Option Plan (the “Plan”), hereby grants to Participant an option to purchase the number of Shares set forth below.  This option (the “Option”) is subject to all of the terms and conditions as set forth herein and in the Option Agreement and the Plan, all of which are provided with this Notice of Stock Option Grant (the “Grant Notice”) and incorporated herein in their entirety. Capitalized terms not otherwise defined in this Grant Notice or the Option Agreement shall have the same meanings as in the Plan.

Participant:
Global ID Number:
Date of Grant:
Grant Number:
Vesting Commencement Date:
Exercise Price (Per Share):	$
Number of Shares Subject to Option:
Total Exercise Price:	$
Expiration Date:

Type of Grant:	Nonstatutory Stock Option

Payment:	By cash or check or other form of payment permitted under the Option Agreement (as described in greater detail in the Option Agreement).

Exercise Schedule:	Same as Vesting Schedule.

Vesting Schedule:

25% of the Shares vest on the first anniversary of the Vesting Commencement Date, and an additional 1/48th of the Shares vest at the end of each full month thereafter, until the fourth anniversary of the Vesting Commencement Date, subject to accelerated vesting under varying circumstances described in the Option Agreement (as described in greater detail in the Option Agreement). If, on any vesting date, this Vesting Schedule would result in the vesting of a fraction of a Share, such fraction shall be rounded to the nearest whole Share.

Additional Terms/Acknowledgements:  By returning my response to the Company as indicated in the instructions hereto, I am acknowledging that I have received, and understand and agree to the terms of, this Grant Notice, the Option Agreement and the Plan (including any exhibits to each document).  I am further acknowledging that this Grant Notice, the Option Agreement and the Plan (including any exhibits to each document) set forth the entire understanding between myself and the Company regarding the rights to acquire the Shares subject to this Option and supersede all prior oral and written agreements with respect thereto, including, but not limited to, any other agreement or understanding between myself and the Company or an Affiliate relating to my Continuous Service and any termination thereof, my compensation, or my rights, claims or interests in or to the Shares.  I further acknowledge that by returning my response to the Company as indicated in the instructions hereto, I accept the Option as set forth in this Grant Notice, the Option Agreement and the Plan (including any exhibits to each document).

By returning my response to the Company as indicated in the instructions hereto, I am also acknowledging that, unless I specifically request (or have in the past specifically requested) to receive communications regarding the Plan and this Option in paper form, I agree to receive all communications regarding the Plan and this Option (including but not limited to the Plan Prospectus) by electronic delivery through an online or electronic system established and maintained by the Company or a third party designated by the Company (currently through the Morgan Stanley Smith Barney Corporate Benefits Website at www.benefitaccess.com, , which I may easily access and understand how to access, review and print the communications posted thereon).  Further, if requested, I agree to participate in the Plan through such an online or electronic system.  In addition, by returning my response to the Company as indicated in the instructions hereto, I agree it is my responsibility to notify the Company of any changes to my mailing address so that I may receive any shareholder information to be delivered by regular mail.

2001 Plan Option Notice (Recovery Policy – July 2010)

Seagate Technology Share Option Grant Notice

SEAGATE TECHNOLOGY PLC

By:
Title:	Chief Executive Officer

SEAGATE TECHNOLOGY PUBLIC LIMITED COMPANY
2001 SHARE OPTION PLAN

OPTION AGREEMENT
(with acknowledgement of Compensation Recovery Policy)

THIS AGREEMENT (including any exhibits hereto, the “Agreement”) is made effective as of the Date of Grant (as set forth in the attached Notice of Share Option Grant (including any exhibits thereto, the “Notice”), the terms of which Notice are hereby made a part of this Agreement) between Seagate Technology plc, a public company incorporated under the laws of the Republic of Ireland with limited liability (the “Company”), and the Participant named in the Notice.

R E C I T A L S:

WHEREAS, the Company has adopted the Seagate Technology Public Limited Company 2001 Share Option Plan (including any exhibits thereto, the “Plan”), which Plan is incorporated herein by reference and made a part of this Agreement.  Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan; and

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its shareholders to grant the Option provided for herein to the Participant pursuant to the Plan and the terms set forth herein and in the Notice.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1.     Grant of the Option.  The Company hereby grants to the Participant the right and option (the “Option”) to purchase, on the terms and conditions hereinafter set forth, all or any part of an aggregate of that number of Shares set forth in the Notice, subject to adjustment from time to time pursuant to the provisions of Section 12 of the Plan.  The purchase price per Share of the Shares subject to the Option (the “Option Price”) shall be the “Exercise Price (Per Share)” set forth in the Notice, subject to adjustment from time to time pursuant to the provisions of Section 12 of the Plan.  The Option is intended to be a non-qualified share option, and is not intended to be treated as an option that complies with Section 422 of the U.S. Internal Revenue Code of 1986, as amended.

If the Participant relocates to another country, any special terms and conditions applicable to options granted in such country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan.

In addition, the Company reserves the right to impose other requirements on the Option and any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

2001 Plan Option Agmt (Recovery Policy – July 2010)

2.     Vesting.  At any time, the portion of the Option which has become vested and exercisable as described in this Section 2 is hereinafter referred to as the “Vested Portion.”

(a)         Vesting Schedule.

(i)            Subject to Sections 2(a)(ii), 2(a)(iii), and 2(b) below, the Option shall vest and become exercisable with respect to 25% of the Shares initially subject to the Option on the first anniversary of the Vesting Commencement Date (as set forth in the Notice) and shall vest and become exercisable with respect to an additional 1/48th of the Shares initially subject to the Option at the end of each full month thereafter (measured by using the same day of each subsequent month as the Vesting Commencement Date (as set forth in the Notice), or if there is no same day in a given subsequent month, the last day of such subsequent month).

(ii)           Notwithstanding the foregoing, in the event of a Corporate Transaction in which the Option is not to be assumed or replaced with a substitute option which substantially preserves both the intrinsic value (i.e., the excess of the Fair Market Value of the Shares subject to the Option over the aggregate Option Price) and the rights and benefits of the Option as in effect immediately prior to such Corporate Transaction or is not otherwise to be continued in effect by the Company or any successor entity in the Corporate Transaction, then the Option shall, for at least 10 days prior to the consummation of the Corporate Transaction, vest and become exercisable for all the Shares at the time subject to the Option and the Option shall terminate upon the consummation of the Corporate Transaction.

(iii)          In addition to the foregoing, in the event of the Participant’s termination of Continuous Service on account of the Participant’s death, the Participant shall be deemed to have completed an additional year of service for purposes of determining the portion of the Option which is the Vested Portion.

(b)         Termination of Continuous Service

If the Participant’s Continuous Service with the Company is terminated for any reason, the Option shall, to the extent not then vested, be canceled by the Company without consideration, as further described in Section 8(m) below.  The Vested Portion of the Option shall remain exercisable for the period set forth in Section 3(a).

3.     Exercise of Option.

(a)         Period of Exercise

Subject to the provisions of the Plan and this Agreement, including the provision set forth in Section 8(m) below, the Participant may exercise all or any part of the Vested Portion of the Option at any time prior to the earliest to occur of:

(i)            the “Expiration Date” set forth in the Notice;

(ii)           one year following the date of the Participant’s termination of Continuous Service as a result of death or Disability (as defined below);

(iii)          three (3) months following the date of the Participant’s termination of Continuous Service without Cause (other than as a result of death or Disability) or by the Participant for any reason; and

(iv)          the date of the Participant’s termination of Continuous Service for Cause.

For purposes of this Agreement:

“Cause” shall mean (i) the Participant’s continued failure substantially to perform the material duties of his office (other than as a result of total or partial incapacity due to physical or mental illness), (ii) the embezzlement or theft by the Participant of the Company’s property, (iii) the commission of any act or acts on the Participant’s part resulting in the conviction of such Participant of a felony under the laws of the United States or any state, (iv) the Participant’s willful malfeasance or willful misconduct in connection with the Participant’s duties to the Company (or any Affiliate) or any other act or omission which is materially injurious to the financial condition or business reputation of the Company or any of its Affiliates, or (v) a material breach by the Participant of the material terms of his employment agreement or any non-compete, non-solicitation or confidentiality provisions to which the Participant is subject.  However, no termination shall be deemed for Cause under clause (i), (iv) or (v) unless the Participant is first given written notice by the Company or an Affiliate of the specific acts or omissions which the Company deems constitute grounds for a termination for Cause and is provided with at least 30 days after such notice to cure the specified deficiency.

“Disability” shall mean the inability of a Participant to perform in all material respects his duties and responsibilities to the Company, or any Subsidiary of the Company, for a period of six consecutive months or for an aggregate of nine months in any twenty-four consecutive month period by reason of a physical or mental incapacity.  Any question as to the existence of a Disability as to which Participant and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Participant and the Company.  If Participant and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing.  The determination of Disability made in writing to the Company and Participant shall be final and conclusive for all purposes of this Agreement.

(b)         Method of Exercise.

(i)            Subject to Section 3(a), the Vested Portion of the Option may be exercised by delivering to the Company at its principal office or its designee written notice of intent to so exercise; provided that, the Option may be exercised with respect to whole Shares only.  Such notice shall specify the number of Shares for which the Option is being exercised and shall be accompanied by payment in full of the Option Price.  The Option Price for the Shares as to which the Option is exercised shall be paid to the Company, at the election of the Participant, (i) in cash or by check or (ii) if there should be a public market for the Shares at such time, (A) in Shares having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee; provided, that if such Shares were acquired, directly or indirectly, from the Company, such Shares have been held by the Participant for no less than six months (or such other period as established from time to time by the Committee or generally accepted accounting principles in order to avoid variable grant date accounting for financial accounting purposes), (B) partly in cash and partly in such Shares or (C) subject to such rules as may be established by the Committee, through the delivery of irrevocable instruments to a broker to sell all or a portion of such Shares and deliver promptly to the Company an amount equal to the aggregate Option Price for the Shares being purchased.  The Participant shall also be required to pay all Tax-Related Items as described in Section 7 below.

(ii)           Notwithstanding any other provision of the Plan or this Agreement to the contrary, unless there is an available exemption from such registration, qualification or other legal requirements, the Option may not be exercised prior to the completion of any registration or qualification of the Option or the Shares that is required to comply with applicable state and federal securities or any ruling or regulation of any governmental body or national securities exchange or compliance with any other applicable federal, state or foreign law that the Committee shall in its sole discretion determine in good faith to be necessary or advisable.

(iii)          Upon the Company’s determination that the Option has been validly exercised as to any of the Shares, the Company shall issue certificates in the Participant’s name for such Shares or a broker shall record the Shares acquired by the Participant in an account in his or her name.  However, the Company shall not be liable to the Participant for damages relating to any delays in issuing the certificates to him, any loss of the certificates, or any mistakes or errors in the issuance of the certificates or in the certificates themselves.

(iv)          Should the Participant die while holding the Option, the Vested Portion of the Option shall remain exercisable by the Participant’s executor or administrator, or the person or persons to whom the Participant’s rights under this Agreement shall pass by will, by the laws of descent and distribution, or by beneficiary designation, as the case may be, for the period set forth in Section 3(a).  Any heir or legatee of the Participant shall take rights herein granted subject to the terms and conditions hereof.

4.     Seagate Technology Public Limited Company Compensation Recovery for Fraud or Misconduct Policy.  The Participant hereby acknowledges and agrees that the Participant and the award evidenced by this Agreement are subject to the Seagate Technology Public Limited Company Compensation Recovery for Fraud and Misconduct Policy as in effect from time to time, a current copy of which is attached hereto as Exhibit A.  To the extent the

Participant is subject to the policy, the terms and conditions of the policy are hereby incorporated by reference into this Agreement.

5.     No Right to Continued Employment.  Neither the Plan nor this Agreement shall be construed as giving the Participant the right to be retained in the employ of, or in any consulting relationship to, the Company or any Affiliate.  Further, the Company or an Affiliate may at any time dismiss the Participant or discontinue any consulting relationship, free from any liability or any claim under the Plan or this Agreement, except as otherwise expressly provided herein.

6.     Transferability.  The Option is exercisable only by the Participant during the Participant’s lifetime and may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

7.  Responsibility for Taxes.  Regardless of any action the Company or the Participant’s employer (the “Employer”) take with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer.  The Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including, but not limited to, the grant, vesting or exercise of the Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result.  Further, if the Participant has become subject to Tax-Related Items in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the relevant taxable or tax withholding event, as applicable, the Participant will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy any withholding obligation with respect to the Tax-Related Items.  In this regard, the Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any withholding obligation with respect to the Tax-Related Items by one or a combination of the following: (i) withholding from the Participant’s wages or other cash compensation paid to the Participant by the Company and/or the Employer; or (ii) withholding from proceeds of the sale of Shares acquired upon exercise of the Option either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization); or (iii) withholding in Shares to be issued upon exercise of the Option.

To avoid any negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates.  If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Participant will be deemed to have been issued the full number of Shares subject to the exercised portion of the Option, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Participant’s participation in the Plan.

Finally, the Participant shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described.  The Company shall not be obligated to comply with its obligations under this Agreement unless and until the Participant has paid to the Company (or the Company has otherwise recovered from the Participant) an amount equal to the Tax-Related Items.

8.     Nature of Grant.  In accepting the Option, the Participant acknowledges, understands and agrees that:

(a)   the Plan is established voluntarily by the Company, it is discretionary in nature, and may be amended, suspended or terminated by the Company at any time;

(b)   the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted repeatedly in the past;

(c)   all decisions with respect to future option grants, if any, will be at the sole discretion of the Company;

(d)   the Participant is voluntarily participating in the Plan;

(e)   the Option and any Shares subject to the Option are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and which is outside the scope of the Participant’s employment or service contract, if any;

(f)    the Option and any Shares subject to the Option are not intended to replace any pension rights or compensation;

(g)   the Option and any Shares subject to the Option are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Employer, the Company or any Affiliate;

(h)   the Option and the Participant’s participation in the Plan will not be interpreted to form an employment or service contract or relationship with the Company or any Affiliate;

(i)    the future value of the Shares underlying the Option is unknown and cannot be predicted with certainty;

(j)    if the underlying Shares do not increase in value, the Option will have no value;

(k)   if the Participant exercises the Option and acquires Shares, the value of such Shares may increase or decrease, even below the Option Price;

(l)    no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from termination of the Participant’s employment by the Company or the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and in consideration of the grant of the Option to which the Participant is otherwise not entitled, the Participant irrevocably agrees never to institute any claim against the Company or the Employer, waives his or her ability, if any, to bring any such claim, and releases the Company and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims;

(m)  in the event of termination of the Participant’s employment (whether or not in breach of local labor laws), the Participant’s right to vest in the Option under the Plan, if any, will terminate effective as of the date that the Participant is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of termination of the Participant’s employment (whether or not in breach of local labor laws), the Participant’s right to exercise the Option after termination of employment, if any, will be measured by the date of termination of the Participant’s active employment and will not be extended by any notice period mandated under local law; the Committee shall have the exclusive discretion to determine when the Participant is no longer actively employed for purposes of his or her Option grant; and

(n)   the Option and the benefits under the Plan, if any, will not necessarily transfer to another company in the case of a merger, take-over or transfer of liability.

9.     No Advice Regarding Grant.  The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying Shares.  The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

10.   Securities Laws.  Upon the acquisition of any Shares pursuant to the exercise of the Option, the Participant will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.

11.   Data Privacy.  The Participant hereby explicitly and unambiguously consents to the collection, use, processing and transfer, in electronic or other form, of the

Participant’s personal data as described in this Agreement and any other Option grant materials by and among, as applicable, the Employer, the Company and its Affiliates (whether inside or outside the European Economic Area) for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.

The Participant understands that the Company and the Employer may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares or directorships held in the Company, details of all options or any other entitlement to shares awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).

The Participant understands that Data will be transferred to a brokerage firm or share plan service provider designated by the Company which is assisting the Company with the implementation, administration and management of the Plan.  The Participant understands that the recipients of Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country.  The Participant understands that he or she may request a list with the names and addresses of any potential recipients of Data by contacting the Participant’s local human resources representative.  The Participant authorizes the Company, any Company-designated brokerage firm or share plan service provider and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain, process and transfer Data, in electronic or other form, for the purpose of implementing, administering and managing his or her participation in the Plan.  The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan.  The Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative.  The Participant understands, however, that refusing or withdrawing his or her consent may affect the Participant’s ability to participate in the Plan.  For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her local human resources representative.

12.   Notices.   Any notices provided for in this Agreement or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to the Participant, five (5) days after deposit in the United States mail, postage prepaid, addressed to the Participant at the last address he or she provided to the Company.   Any such notices from the Company to the Participant may also be delivered through the Company’s electronic mail system (during the Participant’s Continuous Service) or at the last email address the Participant provided to the Company (after termination of the Participant’s Continuous Service).

13.   Choice of Law and Venue.  The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of California, without regard to such state’s conflict of laws rules, as provided in the Plan.  For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or the Agreement, the parties hereby submit and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.

14.   Option Subject to Plan.  By entering into this Agreement the Participant agrees and acknowledges that the Participant has received a copy of the Plan.  The Option is subject to the Plan.  The terms and provisions of the Plan, as it may be amended from time to time in accordance with its respective terms, are hereby incorporated herein by reference.  The Participant acknowledges that the Notice, this Agreement and the Plan set forth the entire understanding between the Participant and the Company regarding the Participant’s rights to acquire the Shares subject to this Option and supersede all prior oral and written agreements with respect thereto, including, but not limited to, any other agreement or underwriting between the Participant and the Company or an Affiliate relating to the Participant’s employment, consulting relationship, or directorship, and any termination thereof, his compensation, or his rights, claims or interests in or to the Shares.  In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

15.   Amendments.  The Committee at any time, and from time to time, may amend the terms of the Option; provided, however, that the rights under any Option shall not be materially impaired by any such amendment unless (i) the Company requests the consent of the Participant and (ii) the Participant consents in writing.

16.   Language.  If the Participant has received this or any other document related to the Plan or this Option translated into a language other than English and if the translated version is different than the English version, the English version will control.

17.   Severability.  The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

EXHIBIT A

SEAGATE TECHNOLOGY PUBLIC LIMITED COMPANY COMPENSATION RECOVERY FOR FRAUD OR MISCONDUCT POLICY

Effective January 29, 2009

The Seagate Technology Public Limited Company Compensation Recovery for Fraud or Misconduct Policy is intended to support accurate disclosure by recovering compensation paid to an executive covered by this policy where such compensation was based on incorrectly reported financial results due to the fraud or willful misconduct of the executive who received such compensation.

Employees Covered:

“Executive” is defined as U.S. employees of Seagate Technology plc, a public company incorporated under the laws of the Republic of Ireland with limited liability, or one of its subsidiaries (the “Company”) at the Senior Vice President level or above and any other officers subject to Section 16 of the Securities Exchange Act of 1934, as amended.

Compensation Covered:

The repayment and other obligations of an Executive described in this policy apply to any bonus paid, share grant issued (whether or not vested) and/or vested during the covered period, or share option exercised during the covered period, defined as the period commencing with the later of the effective date of this policy or the date that is four years prior to beginning of the fiscal year in which a restatement is announced and ending on the date recovery is sought pursuant to this policy; provided, however, that in no event shall this policy apply to any share or option award granted before the effective date of this policy.

Fraud or Misconduct:

For the purposes of this policy, “Fraud” or “Misconduct” shall mean any of the following events that are significant contributing factors to a restatement of the Company’s financial results, as determined pursuant to “Determination of Fraud or Misconduct”, below: (A) embezzlement or theft by the Executive, (B) the commission of any act or acts on the Executive’s part resulting in the conviction (or plea of guilty or nolo contendere) of such Executive of a felony under the laws of the United States or any state (or equivalent law of any jurisdiction outside of the United States), (C) Executive’s willful malfeasance or willful misconduct in connection with Executive’s financial reporting obligations for the Company, or (D) Executive’s other misrepresentation, act, or omission which is materially injurious to the Company’s financial reporting obligations.

Recovery Event:

A recovery event occurs when:

•                  The Company issues a restatement of financial results, and

•                  The independent members of the Board of Directors determine in good faith that the Fraud or Misconduct of an Executive covered by this policy was a significant contributing factor to such restatement, and

•                  During the covered period, (i) some or all of a bonus previously paid or performance-based share grant that vested prior to such restatement, in either case, having a value of at least $100,000, would not have been paid or become vested, as applicable, based upon the restated financial results, (ii) the Executive exercised one or more share options, sold the Company’s shares acquired upon such exercises and in the aggregate realized proceeds of at least $100,000 or (iii) the Executive sold the Company’s shares attributable to one or more non-performance-based share grants and in the aggregate realized proceeds of at least $100,000.

Determination of Fraud or Misconduct:

The determination of whether an Executive’s Fraud or Misconduct was a significant contributing factor to the Company’s restatement of financial results shall only be made by the affirmative vote of a majority of all of the independent members of the Board at an in-person meeting of the independent members of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive, with or without legal counsel, is given an opportunity to be heard at such meeting).  Any determination by the Board pursuant to this policy shall be subject to the Executive’s right to review by an arbitrator pursuant to procedures set forth in the Seagate Executive Severance and Change of Control Plan, a copy of which is attached hereto.

Repayment Obligation:

Upon receiving from the Company the revised calculations and determination of the independent members of the Board setting forth the amount of a previously paid bonus or bonuses that would not have been paid and/or a performance-based share grant or grants that would not have vested, in all cases based upon the restated financial results, and/or the proceeds of sales of shares acquired upon the exercise of share options or following the vesting of any non-performance-based share grants, the affected Executive will be required to deliver, within 30 days of such written notification of the amount due, to the Company an amount in equal to: (i) the bonus payments that would not have been made during the covered period had the restated financial results been used to determine such bonus awards; (ii) with respect to a performance-based share grant that was issued and/or vested during the covered period, an amount in cash or equivalent value in the Company’s shares (or a combination of the two) equal to the net proceeds realized by the Executive upon the issuance and, if applicable, subsequent sale of any shares that would not have been issued or vested based upon the restated financial results; (iii) with respect to any share option that was exercised during the covered period, an amount in cash equal to the net proceeds realized by the Executive upon the sale during the covered period of some or all of the shares acquired upon the exercise of such share option; and (iv) with respect to the sale of shares following the vesting of any non-performance-based share grant, an amount in cash determined by the independent members of the Board to be attributable to the Executive’s Fraud or Misconduct.  The Executive shall also immediately comply with any instructions delivered by the Company with respect to any of the Company’s shares that have not yet been sold or otherwise disposed of and would not have been issued or vested based upon the restated financial results.  For this purpose, “net proceeds” shall be net of any brokerage commissions and amounts paid to the Company to satisfy the aggregate exercise price and/or tax withholding obligations paid in respect of the award.  With respect to amounts to be paid in cash, the form of payment may be a certified cashier check, money transfer, or other method as approved by the Board of Directors.

Other Terms:

The Company shall be able to enforce the repayment obligation described in this policy by all legal means available, including, without limitation, by withholding such amount from other sums owed to the affected Executive.